Exhibit 99.2

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS TO ACQUIRE TWO AWARD WINNING HOTELS IN SICILY

Grand Hotel Timeo and Villa Sant’Andrea, Taormina

Hamilton, Bermuda, January 11, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 25 countries, today announced expansion plans in Italy.  The Company has signed a binding agreement to purchase two distinctive properties in Taormina, Sicily from The Framon Group subject to completion conditions.

The 83-key Grand Hotel Timeo (www.grandhoteltimeo.com) is widely considered the most luxurious hotel in Taormina and the nearby 78-key Villa Sant’Andrea (www.villasantandreahotel.com) has a private beach on the Bay of Mazzarò.  Under the agreement, scheduled for completion in late January, Orient-Express Hotels will acquire both properties for a combined price of €81million ($117 million) including the assumption of existing financing of €44 million ($64 million), a new medium term bank loan of €6 million ($9 million) and vendor financing of €5 million ($7 million). The Company plans to invest €11 million ($16 million) in a major refurbishment program, to take place over three consecutive winter closures.  The hotels will reopen to Orient-Express Hotels’ standard in time for the 2010 summer season.

Commenting on the transaction, Paul White, President and Chief Executive of Orient-Express Hotels said, “Having significantly strengthened our balance sheet in 2009 through the sale of non-core assets, we have identified this rare opportunity to acquire the internationally renowned Grand Hotel Timeo, with its sister hotel, Villa Sant’Andrea.  Elements of this transaction meet every one of Orient-Express Hotels’ investment criteria, including the unique and iconic status of the Grand Hotel Timeo; the location of the properties not only in Sicily, one of Italy’s fast growing tourist destinations, but in Taormina itself; the financial upside; and of course, barriers to entry.

“These hotels typify Orient-Express Hotels’ core business - established properties with history and personality.  Currently, they both punch below their weight and because they occupy a premier position in the Sicilian market, we are confident we can make significant improvements in performance, as we integrate the properties into the Orient-Express Hotels collection and bring RevPAR and operating margins in line with our existing Italian portfolio,” White continued.

Orient-Express Hotels Ltd, Canon’s Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
www.orient-express.com

“Our prudent approach to funding this financially accretive acquisition, along with the Company’s continued disposal of non-core assets and sales of developed Real Estate, should ensure that we remain on track to achieve our key financial objective of deleveraging the Company’s balance sheet by the end of 2011.”

Sicily

Sicily, the largest Mediterranean island, has been growing in popularity as a tourist destination and was recently voted Conde Nast Traveller UK Readers’ favorite holiday destination in the magazine’s 2009 Travel Awards.   The Grand Hotel Timeo is adjacent to one of the city’s most famous attractions, the legendary Greek Theater, which dates back to the 2nd century AD. Below, looking out across the sea, Villa Sant’Andrea, built in 1830, is right on the beach.  The two properties, linked by a private shuttle, have the synergy of Hotel Splendido and Splendido Mare, giving guests the best of both worlds Taormina has to offer. The city has good transport links and is located 40 minutes from Catania International Airport, which has direct flights to all major European cities and good connections to those serving the US.

Grand Hotel Timeo

Built in 1873, the Grand Hotel Timeo occupies an excellent position in the historical center of the city.  From the hotel’s panoramic terrace, guests can admire spectacular views of Mount Etna and the coastline. Since the 19th century and the era of the Grand Tour, the hotel has been popular with an elite group of international travellers, who choose to vacation here.  Each guest room has its own terrace and the hotel’s ‘Il Dito e la Luna’ restaurant specializes in regional Sicilian cuisine, in elegant surroundings.

The Company anticipates that post refurbishment, The Grand Hotel Timeo will trade at RevPAR levels closer to those of its key Italian properties, Hotel Cipriani in Venice and Hotel Splendido in Portofino.

Villa Sant’Andrea

Villa Sant’Andrea is located on the Bay of Mazzarò, the heart of Taormina’s seaside district. The atmosphere is that of a private villa set in lush gardens, with a private beach.  Several of the hotel’s suites open onto a private terrace. The ‘Oliviero’ restaurant, on a panoramic terrace overlooking the Calabrian coast, is known for its fish and seafood specialities.

The Company anticipates that the Villa Sant’Andrea will trade, post the refurbishment which will lift it into a category of its own among the beachfront hotels, at RevPAR levels closer to those achieved at its properties Hotel Caruso in Ravello and Villa San Michele in Florence.

Development Land

At present, value has not been assigned to potential development land, as planning regulations in Italy are stringent. The Grand Hotel Timeo is built in 270,000 square feet of parkland and, although planning regulations forbid further development on the beach, opportunities still exist at Villa Sant’Andrea to build an additional 12 keys and a swimming pool.  It is intended to pursue permits for development as previously presented to the authorities.  The Company has agreed payment of a further €5 million ($7 million) to the vendors, should permits be granted to expand Villa Sant’Andrea and additional rooms constructed at the Grand Hotel Timeo.

Orient-Express Hotels in Italy

The successful completion of this transaction would bring the number of Orient-Express properties in Italy to eight.  These include Hotel Cipriani and Palazzo Vendramin in Venice, Villa San Michele in Florence, Hotel Splendido and Splendido Mare in Portofino and Hotel Caruso in Ravello. Operating synergies, including marketing, sales, reservations, administration and engineering will assist in maximizing the earnings potential as the Company exits this challenging earnings cycle.

Ends

Note to Editors

Grand Hotel Timeo and Villa Sant’Andrea have been listed among the World’s Best Hotels by readers of Travel and Leisure in both 2009 and 2010.  The Andrew Harper Collection rates Grand Hotel Timeo as Sicily’s best hotel.

*     *     *     *     *

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, adequate sources of capital and acceptability of finance terms made more difficult by the current crisis in financial markets and by weakening national economies, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening after closing for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.